Exhibit 99.1

Lincoln Reports Strong Start to 2020 with 10.7% First Quarter Revenue Growth

Conference call today at 10 a.m. ET

WEST ORANGE, N.J., May 13, 2020 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported operating and financial results for the first quarter ended March 31, 2020 as well as recent business developments.

Operational and Financial Highlights for the Quarter Ended March 31, 2020 vs. March 31, 2019

•	Revenue increased 10.7%
•	Average student population rose 6.6%
•	Student starts grew by double-digits pre-COVID-19 impact in March resulting in a decline of 5.0% for the quarter
•	April student starts rose by approximately 850 or 30% compared to April 2019
•	EBITDA improved by $3.4 million; positive first quarter EBITDA for first time in five years
•	Net loss decreased to $0.08 per share, compared to $0.22 per share last year
•	Successfully transitioned to distance learning delivery platform
•	Seven campuses set to re-open by June 1st pursuant to current State guidelines
•	Lincoln’s graduates join front-line essential employees combatting the COVID-19 virus; campuses support the medical community through donations of PPE
•	Full year 2020 guidance withdrawn due to uncertainty created by COVID-19

“We began 2020 on pace for an outstanding year and, despite the business disruption from COVID-19, which for Lincoln included rapidly transitioning to distance learning delivery across its 22 campuses, we delivered a strong first quarter” said Scott Shaw, President and Chief Executive Officer. “For the first two months of the quarter we were well ahead of our expectations across key metrics and despite experiencing a setback in March due to COVID-19, we still achieved double-digit revenue growth and sharply improved profitability. Our ability to deliver strong results in this challenging environment is a testament to our instructors who have embraced distance education.”

“Since the end of the first quarter, our team has made tremendous progress and we have set into place a re-opening schedule for seven of our campuses by June 1. During April, approximately 850 students started their education using our distance learning delivery, which marked a 30 percent increase in student starts from April of last year.  In addition, many of our accrediting bodies have provided temporary solutions enabling currently enrolled students in most Lincoln programs to continue their studies and graduate on time.  However, due to the COVID-19 pandemic and the complex and evolving public health and economic landscape, particularly the limited visibility into the timing of all campuses’ reopening, Lincoln is withdrawing our full year 2020 guidance originally provided on February 26, 2020.”

FIRST QUARTER 2020 COMPARED TO FIRST QUARTER 2019 FINANCIAL PERFORMANCE:

•	Revenue for the first quarter increased to $70.0 million, 10.7% growth over $63.3 million last year driven by a higher beginning population of approximately 760 students.

•
Student starts declined 5.0%.   The decline in student starts was primarily due to the onset of the COVID-19 pandemic that occurred in March.  Student starts between January 1 and the end of February increased 13.9% and helped drive a 6.6% increase in average student population for the first quarter.

•
Educational services and facilities expense increased 0.9% to $30.2 million.  This increase was mainly a result of the Company’s larger average student population, partially offset by more favorable lease terms at two campuses.

•
Selling, general and administrative expense increased 7.9% to $41.1 million.  The increase was primarily driven by higher bad debt expense, higher employee costs and expenses incurred in relation to the COVID-19 pandemic. Partially offsetting these additional costs were nonrecurring strategic initiatives expenses incurred in the prior year.  Costs associated with COVID-19 of approximately $0.7 million were incurred in the quarter as the Company adapted and transitioned operations to an educational distance curriculum delivery format.  Expenses incurred were primarily technology driven to support students and staff in a distance learning and working environment pursuant to stay-at-home orders. Additional expenses were also incurred to increase cleaning and disinfecting activities at campuses and workspaces to provide enhanced virus transmission prevention efforts for students and staff.  The Company has received notification that it will receive funds this year under the recently enacted CARES Act to partially offset these costs.

•	Operating loss decreased during the quarter by 72.3% to $1.3 million from $4.9 million.

•	Net loss for the quarter decreased by 68.0% to $1.8 million, or $0.08 per diluted share, as compared to $5.5 million, or $0.22 per diluted share.

•
At quarter close, total liquidity was approximately $30.7 million consisting of cash and cash equivalents of $9.7 million, in addition to approximately $21.0 million available under the credit facility.  Total debt outstanding under the credit facility as of March 31, 2020 was $19.3 million compared to $25.2 million as of March 31, 2019.

FIRST QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades Segment

Transportation and Skilled Trades segment revenue increased by $4.7 million, or 10.7%, to $49.1 million, during the quarter as compared to $44.3 million in the prior year comparable period.  The increase was the result of a 3.7% increase in average student population driven by starting the year with approximately 360 more students than in the prior year comparable period.  Further contributing to the additional revenue was a 6.3% increase in average revenue per student.

Operating income increased to $4.8 million from $1.8 million in the prior year comparable period driven by operating leverage of approximately 60% and an increase in student starts through February.  The Company successfully leveraged its large amount of fixed costs as population and revenue grew, there were minimal related incremental expenditures, resulting in more revenue contributing to operating income.

Healthcare and Other Professions Segment

Healthcare and Other Professions segment revenue increased by $2.0 million, or 10.8%, to $21.0 million, as compared to $18.9 million in the prior year comparable period.  The increase was the result of a 12.5% increase in average student population driven by starting the year with approximately 400 more students than in the prior year comparable period.

Operating income was $2.0 million for the three months ended March 31, 2020 compared to $1.0 million in the prior year comparable period.  This increase, similar to the Transportation and Skilled Trades segment was due to operating leverage of approximately 50% and an increase in student starts through February.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $8.2 million and $7.7 million for the three months ended March 31, 2020 and 2019, respectively.  The increase was primarily due to salaries and benefits expense and $0.7 million incurred as a result of the COVID-19 pandemic.  Partially offsetting these additional costs were nonrecurring strategic initiatives costs incurred in the prior year.  Salaries and benefits expense increased primarily due to the reinstatement of certain employee benefits.  During the quarter, additional costs were incurred as a result of the Company transitioning operations and educational delivery to distance learning due to the COVID-19 pandemic.  The Company has received notification that during the current year it will receive funds under the recently enacted CARES Act that may be used to partially offset these costs.

CARES Act Grant

Through the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Federal Government and Department of Education recognize that students are being adversely affected by the continued disruption caused by COVID-19.  Lincoln applied for and has been awarded a grant of approximately $27.4 million to help ensure the continued education of its students.  The majority of the grant will go to students to offset their additional expenses related to the disruption of school operations including eligible expenses under a student’s cost of attendance, such as food, housing, course materials, technology, health care and childcare.  The Company expects to distribute the majority of the student’s funds within 30 days of receipt of the funds.   Also, a portion of the funds are expected to be used to offset costs associated with significant changes to the delivery of instruction as a result of the COVID-19 pandemic.

“We are monitoring the evolving COVID-19 situation and, with the well-being of our students and staff as paramount, we have implemented plans to re-open seven campuses by June 1, with our Dallas-area campus re-opening this week,” continued Mr. Shaw. “Our primary objective with our re-openings is to allow students to complete or start their education in a safe environment for them and our staff. With campuses in 14 different states, our return will vary by state.  Over the longer term, given the dramatic rise in the unemployment rate, we anticipate demand for the skilled career training our programs provide will increase as it has in past economic downturns as the unemployed seek new paths to a better career.  In fact, we have recently seen a marked increase in new student leads for many of our programs. In addition, we have learned in this very short period of time new practices to serve and educate students that we will carry forward and which should enhance the student experience cost-efficiently. We expect these practices will facilitate our long-term growth strategies as well as further improve the return on investment for all students,” Mr. Shaw concluded.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 1777844. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 1777844.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; the COVID-19 pandemic and its impact on our business and the U.S. and global economics; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended March 31,
	(Unaudited)
	2020	2019

REVENUE	$70,041	$63,263
COSTS AND EXPENSES:
Educational services and facilities	30,238	29,980
Selling, general and administrative	41,148	38,146
loss on disposition of assets	1	1
Total costs & expenses	71,387	68,127
OPERATING LOSS	(1,346)	(4,864)
OTHER:
Interest income	-	4
Interest expense	(354)	(557)
LOSS BEFORE INCOME TAXES	(1,700)	(5,417)
PROVISION FOR INCOME TAXES	50	50
NET LOSS	$(1,750)	$(5,467)
Basic
Net loss per share allocable to common shareholders	$(0.08)	$(0.22)
Diluted
Net loss per share allocable to common shareholders	$(0.08)	$(0.22)
Weighted average number of common shares outstanding:
Basic	24,598	24,534
Diluted	24,598	24,534
Other data:

EBITDA (1)	$544	$(2,814)
Depreciation and amortization	$1,890	$2,050
Number of campuses	22	22
Average enrollment	11,292	10,589
Stock-based compensation	$292	$52
Net cash used in operating activities	$(11,947)	$(10,922)
Net cash used in investing activities	$(1,287)	$(639)
Net cash used in financing activities	$(15,669)	$(24,204)

Selected Consolidated Balance Sheet Data:	March 31, 2020
(Unaudited)

Cash and cash equivalents	$9,741
Current assets	42,492
Working deficit	(8,588)
Total assets	169,251
Current liabilities	51,080
Long-term debt obligations, including current portion, net of deferred financing fees	18,576
Series A convertible preferred stock	11,982
Total stockholders' equity	40,909

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. However, it is not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net (loss) income to EBITDA:

	Three Months Ended March 31,
	(Unaudited)

	2020	2019

Net loss	$(1,750)	$(5,467)
Interest expense, net	354	553
Provision for income taxes	50	50
Depreciation and amortization	1,890	2,050
EBITDA	$544	$(2,814)

	Three Months Ended March 31,
	(Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2020	2019	2020	2019

Net income	$4,840	$1,816	$2,001	$972
Interest expense, net	-	-	-	-
Provision for income taxes	-	-	-	-
Depreciation and amortization	1,659	1,844	120	95
EBITDA	$6,499	$3,660	$2,121	$1,067

	Three Months Ended March 31,
	(Unaudited)
	Transitional		Corporate
	2020	2019	2020	2019

Net loss	$-	$-	$(8,591)	$(8,255)
Interest expense, net	-	-	354	553
Provision for income taxes	-	-	50	50
Depreciation and amortization	-	-	111	111
EBITDA	$-	$-	$(8,076)	$(7,541)

	Three Months Ended March 31,
	2020	2019	% Change
Revenue:
Transportation and Skilled Trades	$49,056	$44,325	10.7%
HOPS	20,985	18,938	10.8%
Total	$70,041	$63,263	10.7%

Operating Income (Loss):
Transportation and Skilled Trades	$4,840	$1,817	166.4%
Healthcare and Other Professions	2,000	972	105.8%
Corporate	(8,186)	(7,653)	-7.0%
Total	$(1,346)	$(4,864)	72.3%

Starts:
Transportation and Skilled Trades	1,720	1,821	-5.5%
Healthcare and Other Professions	996	1,038	-4.0%
Total	2,716	2,859	-5.0%

Average Population:
Transportation and Skilled Trades	7,305	7,044	3.7%
Healthcare and Other Professions	3,987	3,545	12.5%
Total	11,292	10,589	6.6%

End of Period Population:
Transportation and Skilled Trades	7,250	7,016	3.3%
Leave of Absense - COVID-19	(131)	0	100.0%
Transportation and Skilled Trades Excluding Leave of Absense - COVID-19	7,119	7,016	1.5%

Healthcare and Other Professions	4,021	3,664	9.7%
Leave of Absense - COVID-19	(193)	0	100.0%
Healthcare and Other Professions Excluding Leave of Absense - COVID-19	3,828	3,664	4.5%

Total	11,271	10,680	5.5%
Total Excluding Leave of Absense - COVID-19	10,947	10,680	2.5%

LINCOLN EDUCATIONAL SERVICES CORPORATION

Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Doug Sherk, dsherk@evcgroup.com, 415-652-9100
Media Relations: Tom Gibson, 201-476-0322